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                   AMENDED AND RESTATED SUB-ADVISORY AGREEMENT


         This AMENDED AND RESTATED SUB-ADVISORY AGREEMENT is dated as of _________ __, 200_, by, between and among TECHNOLOGY INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser"), BDC PARTNERS, LLC, a Delaware limited liability company ("BDC Partners"), TECHNOLOGY INVESTMENT CAPITAL CORP., a Maryland corporation (the "Corporation"), and HILL STREET ADVISORS, LLC, a Delaware limited liability company (the "Sub-adviser").


                                   WITNESSETH:

         WHEREAS, the Adviser and the Corporation have entered into an Investment Advisory Agreement, dated as of ________ __, 200_ (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment advisory services to the Corporation; and

         WHEREAS, the Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Sub-adviser proposes to engage in the business of rendering investment advisory services and is or will become registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

         WHEREAS, the Adviser and the Corporation desire to retain the Sub-adviser to furnish investment advisory services to the Corporation and the Sub-adviser is willing to furnish such services;

         NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

         1. DUTIES OF THE SUB-ADVISER (a) The Adviser and the Corporation hereby engage the Sub-adviser to provide the services described herein. Pursuant to this Sub-advisory Agreement and subject to the oversight and review of the Adviser and the Board of Directors of the Corporation, the Sub-adviser will provide continuous and regular management services with respect to the investments of the Corporation. Without limiting the generality of the foregoing, the Sub-adviser shall recommend specific securities or other investments based upon the Corporation's investment objectives and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation. The Sub-adviser's primary responsibilities will be to participate in the structuring of debt and equity securities, to assist in determining and negotiating the terms and conditions under which the Corporation may purchase such securities from prospective portfolio companies, and to monitor a portfolio company's operations with respect to evaluating the ongoing credit quality of such investment, including meeting its projected results and compliance with established investment parameters such as financial covenants and ratios. The Sub-adviser will also provide the Adviser with records concerning its activities which the Adviser or the Corporation may reasonably request, and will render regular reports to the Adviser and to officers and Directors of the Corporation concerning its discharge of the foregoing responsibilities. The Sub-adviser shall appoint one person to the Adviser's investment committee (and shall have the right to select any replacement for such



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appointee, subject to the consent of the Adviser which shall not be unreasonably withheld), which committee shall require unanimous approval to complete an investment in any portfolio company. The Sub-adviser shall discharge the foregoing responsibilities subject to the oversight of the officers and the Directors of the Corporation and the Adviser and in compliance with such policies as the Directors of the Corporation and/or the Adviser may from time to time establish and communicate to Sub-adviser, and in compliance with (a) the investment objective, policies, and limitations set forth in the Corporation's Registration Statement Form N-2, dated September 23, 2003, as the same shall be amended from time to time (as amended, the "Registration Statement"), (b) the Act and all other applicable federal and state laws, rules and regulations, and
(c) the Corporation's charter and by-laws.

         The Sub-adviser covenants that it has registered as an investment adviser under the Advisers Act. The Sub-adviser represents and warrants to the Adviser that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, the Sub-adviser represents and warrants that it will comply in all material respects with (a) the provisions of the Act and rules adopted thereunder applicable to the services to be provided hereunder; and (b) other applicable federal and state securities laws; provided that for purposes of Section 57 of the Act, the Sub-adviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser. The Sub-adviser further represents and warrants that only with respect to any statements made in any registration statement for shares of the Corporation, or any amendment or supplement thereto, made in reliance upon and in conformity with information furnished in writing by the Sub-adviser expressly for use therein, such registration statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         The Sub-adviser accepts such employment and agrees, at its sole expense, to render the services set forth herein and to provide at least 3 full-time employees (each of whom shall be approved by the Adviser, which approval shall not be unreasonably withheld) and such office space, furnishings, equipment and other support personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

         (b) The Sub-adviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser and/or the Corporation.

         2. COMPENSATION OF THE SUB-ADVISER (a) The Sub-adviser shall not be entitled to receive any payment from the Corporation or the Adviser and shall look solely and exclusively to BDC Partners for payment of all fees for the services rendered hereunder. The parties acknowledge that the Adviser is entitled to a management fee from the Corporation consisting of two components - a base management fee (the "Base Management Fee") and an incentive fee (the "Incentive Fee"), each as described in Annex A hereto. As full compensation for the Sub-adviser under this Agreement, BDC Partners agrees to pay to the Sub-adviser 33% of the gross revenues allocated to BDC Partners as the managing member of the Adviser (and to any subsequent member of the Adviser other than the one current non-managing member) in respect of the Base Management Fee and the Incentive Fee actually received from time to time by the Adviser, less any payments made by the Adviser or BDC Partners directly to any individual employee, member, partner, officer or director of the Sub-adviser or any affiliate of the Sub-adviser. Such fee shall be deemed to have been earned by the Sub-adviser only upon receipt of payment by the Adviser of the Base Management Fee or Incentive Fee, as applicable, and shall be paid to the Sub-adviser by BDC Partners within 10 business days of receipt of such fees by the Adviser from the Corporation, provided that the Sub-adviser has been in continuance compliance in all material respects with its obligations hereunder for the relevant period. Following the termination of this Agreement for any reason other than a material breach of this Sub-advisory Agreement by the Sub-adviser or disabling conduct (as hereinafter defined) on the part of the Sub-adviser, BDC Partners shall be obligated to pay the Sub-adviser within 10 business days of receipt thereof by the Adviser a percentage of the Incentive Fee received by the Adviser from the Corporation in respect of any investment made by the Corporation during the term of this Agreement, in accordance with the following schedule: up to and including 12 months following termination, 33% of the Incentive Fee actually allocated by the Adviser to and received by BDC Partners; after 12 months up to and including 24 months from the date of termination, 15% of the Incentive Fee actually allocated by the Adviser to and received by BDC Partners; after 24 months up to and including 36 months from the date of termination, 10% of the Incentive Fee actually allocated by the Adviser to and received by BDC Partners; after 36 months from the date of termination and thereafter, 0%.

         3. OTHER SERVICES At the request of the Corporation or the Adviser, the Sub-adviser in its discretion may make available to the Corporation other office facilities, equipment, personnel and other services.

         4. REPORTS The Sub-adviser agrees to furnish to the Adviser and/or the Corporation such information with regard to its affairs as the Adviser and/or Corporation may reasonably request.

         5. STATUS OF THE SUB-ADVISER The services of the Sub-adviser to the Adviser and the Corporation shall be exclusive, and during the term of this Sub-advisory Agreement, neither the Sub-adviser nor any affiliated entity shall render similar services to any other person, firm or entity. The Sub-adviser shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Corporation or the Adviser in any way or otherwise be deemed an agent of the Corporation or the Adviser.

         6. ADVERTISING The Sub-adviser shall not provide or in any way distribute any sales or advertising materials related to the Corporation, the Adviser or their respective affiliates unless such material has been received and approved, in writing, by the Adviser.

         7. CERTAIN RECORDS The Sub-adviser hereby undertakes and agrees to maintain, in the form and for the period required by the Act, all records relating to the investments of the Corporation required to be maintained by the Sub-adviser in furtherance of its duties set forth in Section 1, that are required to be maintained by the Corporation pursuant to the requirements the Act.

         The Sub-adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Corporation's auditors, the Corporation or any representative of the Corporation, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation.

         8. REFERENCE TO THE SUB-ADVISER The Corporation and/or the Adviser or any affiliate or agent thereof shall have the authority to make reference to or use the name or logo of the Sub-adviser or any of its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-adviser with the prior written approval of the Sub-adviser, such approval not to be unreasonably withheld. Such approval is hereby granted by the Sub-adviser with respect to all materials related to the Corporation's proposed initial public offering of common stock and its registration as a business development company with the SEC so long as any such references are consistent with the information relating to the Sub-adviser included in the Registration Statement.

         9. INDEMNIFICATION OF THE SUB-ADVISER (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Sub-adviser (and its officers, directors, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-adviser), the Sub-adviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Corporation shall indemnify the Sub-adviser (and its officers, directors, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-adviser) (collectively, the "Indemnified Parties") from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Sub-adviser's providing services under this Agreement or the sale of securities of the Corporation. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Sub-adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Corporation who are neither "interested persons" of the Corporation nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. An Indemnified Party shall be entitled to advances from the Corporation for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. An Indemnified Party shall provide to the Corporation a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide security in form and amount acceptable to the Corporation for its undertaking; (b) the Corporation is insured against losses arising by reason of the advance; or (c) a majority of a quorum of the full Board of Directors of the Corporation, the members of which majority are disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Corporation at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

         (b) The Sub-adviser agrees to indemnify and hold harmless the Adviser, BDC Partners and the Corporation and their respective affiliates and each of its directors and officers and each person, if any, who controls the Adviser or the Corporation within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which may be based upon breach of this Agreement by the Sub-adviser; provided, however, that in no case is the Sub-adviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

         10. PERMISSIBLE INTERESTS Directors and agents of the Corporation are or may be interested in the Sub-adviser (or any successor thereof) as directors, partners, officers, members or otherwise; and directors, partners, officers, agents and members of the Sub-adviser are or may be interested in the Corporation as Directors, shareholders, officers or otherwise.

         11. TERM OF THE AGREEMENT This Agreement shall become effective upon commencement of investment operations of the Corporation, subject to receipt of approval by the Corporation in accordance with Section 15 of the Act. Unless earlier terminated, this Agreement shall continue in full force and effect until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation.

         This Agreement may be terminated at any time, without payment of a penalty by the Adviser, BDC Partners or the Corporation, by (i) vote of a majority of the Directors of the Corporation, (ii) vote of a majority of the outstanding voting securities (as defined in the Act) of the Corporation, or
(iii) the Adviser, each of which may act in its sole discretion, on not more than 30 days' written notice to the Sub-adviser. This Agreement may be terminated by the Sub-adviser at any time, without the payment of any penalty, on not less than 60 days' written notice to the Adviser and the Corporation. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act). The obligations of BDC Partners to make payments to the Sub-adviser to the extent provided in the last sentence of
Section 2 hereof shall survive the termination of this Agreement.

         This Agreement will also terminate in the event that the Advisory Agreement by and between the Corporation and the Adviser is terminated.

         12. SEVERABILITY This Agreement constitutes the entire Agreement between the parties hereto. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         13. AMENDMENTS This Agreement may be amended by mutual consent in writing, but the consent of the Corporation must be obtained in conformity with the requirements of the Act.

         14. GOVERNING LAW This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         15. NOTICES All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  Sub-adviser:        Hill Street Advisors LLC
                                      126 E. 56th St., 26th Floor
                                      New York, NY 10022
                                      Attention: Lee Stern

                  Adviser: Technology Investment Management, LLC 8 Sound Shore Drive, Suite 215 Greenwich, CT 06830
                                      Attention: Saul Rosenthal
                                             Chief Operating Officer

                  BDC Partners:       BDC Partners, LLC
                                      8 Sound Shore Drive, Suite 215
                                      Greenwich, CT 06830
                                      Attention: Saul Rosenthal
                                             Chief Operating Officer

                  TICC:               Technology Investment Capital Corp.
                                      8 Sound Shore Drive, Suite 215
                                      Greenwich, CT 06830
                                      Attention: Saul Rosenthal
                                             Chief Operating Officer

         IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

                           TECHNOLOGY INVESTMENT MANAGEMENT, LLC
                                   By: BDC Partners, LLC, its managing member

                           By: _______________________________________
                           Name:
                           Title:



                           BDC PARTNERS, LLC

                                   By: _______________________________
                                   Name:
                                   Title:

                           HILL STREET ADVISORS, LLC

                                   By: _______________________________
                                   Name:
                                   Title:


                           TECHNOLOGY INVESTMENT CAPITAL CORP.

                                   By: ______________________________
                                   Name:
                                   Title:

                                     Annex A

The current fee arrangement between the Corporation and the Adviser is set forth below.

         BASE MANAGEMENT FEE

The Base Management Fee will be calculated at an annual rate of 2.00%. For services rendered under the Advisory Agreement during the period commencing from the closing of the Corporation's offering of its common stock, pursuant to the Registration Statement through and including March 31, 2004, the Base Management Fee will be payable monthly in arrears, and will be calculated based on the initial value of the Corporation's net assets upon closing of such offering. For services rendered under the Advisory Agreement after such time, the Base Management Fee will be payable quarterly in arrears, and will be calculated based on the average value of the Corporation's net assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances, repurchases or redemptions during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated. The liquidation preference of any issued and outstanding preferred stock will be included in the calculation of the Corporation's net assets for purposes of determining the Base Management Fee, with such liquidation preference appropriately adjusted for any share issuances, repurchases or redemptions during the current calendar quarter.

         INCENTIVE FEE

The Incentive Fee will consists of two parts, as follows:

(i) one part will be calculated and payable quarterly in arrears based on the Corporation's pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income earned by the Corporation during the calendar quarter, minus the Corporation's operating expenses for the quarter (including the Base Management Fee and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive
        Fee). Pre-Incentive Fee net investment income includes any consulting or other fees that the Corporation receives from portfolio companies, but does not include any net realized capital gains. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation's net assets at the end of the immediately preceding calendar quarter, will be compared to one-fourth of the applicable annual "hurdle rate." BDC Management will be entitled to 20.0% of the excess (if any) of the Corporation's pre-Incentive Fee net investment income for the quarter over one-fourth of the applicable annual hurdle rate. The annual hurdle rate will initially be [ ]%. For each calendar year commencing on or after January 1, 2005, the annual hurdle rate will be determined as of the immediately preceding December 31st by adding 5.0% to the interest rate then payable on the most recently issued five-year U.S. Treasury Notes, up to a maximum annual hurdle rate of 10.0%. The calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances, redemptions or repurchases during the current quarter.

(ii) the second part of the Incentive Fee (the "Capital Gains Fee") will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreement as set forth below), commencing on December 31, 2004, and will equal 20.0% of the Corporation's net realized capital gains for the calendar year less any net unrealized capital losses at the end of such year; provided that the Capital Gains Fee determined as of December 31, 2004 will take into account any capital gains and losses for the period ending December 31, 2003, if any. In the event that the Advisory Agreement terminates as of a date that is not a calendar year end, the termination date will be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.